EXHIBIT 99.1

OptimumBank Holdings, Inc. Announces Second Quarter 2012 Results

FORT LAUDERDALE, Fla., July 30, 2012 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), the parent company of OptimumBank, announced today a net loss for the second quarter ended June 30, 2012 of approximately $(0.8) million, or $(.03) per basic share, as compared to a net loss for the same period last year of approximately $(2.0) million, or $(2.40) per basic share.  The 2012 second quarter loss increased from the previous quarter's loss of $(0.6) million primarily due to a $154,000 provision for loan losses recorded in the June 2012 quarter as compared to a $27,000 provision recorded in the March 2012 quarter. Chairman Moishe Gubin said, "We are still experiencing some weakness in real estate valuations, but overall we believe the real estate market in Florida has stabilized and local values are rising."

The net loss for the six months ended June 30, 2012 was approximately $(1.4) million, or $(.05) per basic share, as compared to a net loss for the same period last year of approximately $(3.1) million, or $(3.82) per basic share.  The $1.7 million reduction in losses for the comparative six month periods was primarily due to a significant reduction in the provision for loan losses in 2012 as compared to 2011. The year to date provision for loan loss was $181,000 during the six months ended June 2012 compared to an $894,000 provision for the same period in 2011. Chairman Gubin said, "Operating losses appear to be stabilizing as we continue to focus our efforts on cost containment and income generation."

The Company improved its credit quality during the June 2012 quarter with non-performing assets declining during the quarter by approximately 12% or $4.2 million to a total of $30.8 million. Chairman Gubin commented,  "Returning to profitability depends on reducing non-performing assets and originating new loans. We are focused on both strategies with our emphasis on lending to small and medium sized businesses." Lending volumes rose during the June 2012 quarter with $4.4 million in loan originations.

The Company's capital ratios exceeded its regulatory capital requirements at June 30, 2012, with a tier one leverage capital ratio of 8.63% and a total risk-based capital ratio of was 13.18%. The Company expects to raise additional capital during the September 2012 quarter with an additional $2.7 million investment from Chairman Gubin, subject to regulatory approval, and approximately $2.0 million from other investors.   Chairman Gubin said, "I believe the Company has a great future and I am here to support it."

The Company recently upgraded its internet business banking systems and offers a wide array of lending and retail banking products to individuals and businesses in Broward, Miami-Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe OptimumBank Holdings, Inc.'s expectations regarding future events.  Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

CONTACT: Moishe Gubin, Chairman of the Board
         or Richard L. Browdy, President at (954) 776-2332